Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 17, 2010
Contact:	John B. Williamson, III President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

ROANOKE, Va. (November 17, 2010)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,445,436 or $1.97 per average share outstanding for the fiscal year ended September 30, 2010. This compares to consolidated earnings of $4,869,010 or $2.19 per average share outstanding for the year ended September 30, 2009. President, Chairman and CEO John Williamson attributed the decline in earnings to lower margins on lower natural gas prices.

The Company had a net loss of $151,328 or $0.07 per average share outstanding compared to a gain of $138,764 or $0.06 per average share outstanding for the quarter ended September 30, 2009. The majority of the Company’s sales occur in the winter months and as a result, the Company’s third and fourth quarters normally reflect net losses. Williamson attributed the positive earnings in the fourth quarter of the prior year to reduced depreciation expense as a result of updated depreciation rates applied to natural gas distribution facilities, with the full annual effect of the rate change recognized in the fourth quarter last year.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009

Revenues	$8,696,382	$8,731,787	$73,823,914	$82,184,473
Cost of sales	4,129,510	4,099,333	47,383,641	55,108,549

Gross margin	4,566,872	4,632,454	26,440,273	27,075,924
Other operating expenses, net	4,380,251	3,938,286	17,468,545	17,301,499
Interest expense	458,972	463,413	1,835,291	1,918,106

Income (loss) before income taxes	(272,351)	230,755	7,136,437	7,856,319
Income tax expense (benefit)	(121,023)	91,991	2,691,001	2,987,309

Net income (loss)	$(151,328)	$138,764	$4,445,436	$4,869,010

Net earnings per share of common stock:
Basic	$(0.07)	$0.06	$1.97	$2.19

Diluted	$(0.07)	$0.06	$1.96	$2.18

Cash dividends per common share	$0.33	$0.32	$1.32	$1.28

Weighted average number of common shares outstanding:
Basic	2,271,031	2,235,878	2,257,131	2,223,727
Diluted	2,271,031	2,242,861	2,264,080	2,231,040

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
	2010	2009
Assets
Current assets	$31,654,990	$34,117,578
Total property, plant and equipment, net	81,455,391	78,509,170
Other assets	7,572,935	6,175,144

Total Assets	$120,683,316	$118,801,892

Liabilities and Stockholders’ Equity
Current liabilities	$17,854,008	$21,294,542
Long-term debt	28,000,000	28,000,000
Deferred credits and other liabilities	28,519,561	24,707,479

Total Liabilities	74,373,569	74,002,021
Stockholders’ Equity	46,309,747	44,799,871

Total Liabilities and Stockholders’ Equity	$120,683,316	$118,801,892